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                                                                      EXHIBIT 8

                                 UNGARETTI & HARRIS
                          3500 THREE FIRST NATIONAL PLAZA
                              CHICAGO, ILLINOIS  60602
                                   (312) 977-4400


October 23, 1998


CenterPoint Properties Trust
1808 Swift Road
Oak Brook, Illinois  60523

Ladies and Gentlemen:

You have requested our opinion as to whether CenterPoint Properties Trust, a Maryland real estate investment trust (the "Company"), is qualified to be taxed as a real estate investment trust ("REIT") under Section 856 of the Internal Revenue Code of 1986, as amended (the "Code").

In this connection, we have examined:

a. the declaration of trust, by-laws and organizational documents of the Company;

b. the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on April 3, 1998 (File
     No. 333-49359), and declared effective on April 13, 1998 (the "Registration Statement");

c. the Supplement dated October 23, 1998 for the offering from time to time of up to $250,000,000 aggregate principal amount of Medium-Term Notes (the "Supplement"); and

d. such other documents as we have deemed relevant for the purpose of rendering the opinions set forth herein, including certifications as to certain matters of fact by a responsible officer of the Company (the "Officer's Certificate").

Based upon the foregoing, we are of the opinion that:

1. The Company is organized in conformity with the requirements for qualification as a REIT under the Code.

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CenterPoint Properties Trust
October 23, 1998
Page 2


2. The Company has met the requirements to qualify as a REIT for its taxable years ending prior to the date hereof. If results of operations for its current taxable year and subsequent taxable years are in accordance with expectations set forth in the Officer's Certificate, the Registration Statement and the Supplement, the Company will continue to so qualify.

Our opinion as expressed herein is based upon the Code, applicable Treasury regulations adopted thereunder, reported judicial decisions and rulings of the Internal Revenue Service, all as of the date hereof. It should be noted that whether the Company will qualify as a REIT under the Code in the current taxable year and future taxable years will depend upon whether the Company continues to meet the various qualification tests imposed under the Code through actual annual operating results. We express no opinion as to whether the actual results of the Company's operations for any such taxable year will satisfy such requirements.

We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/  Ungaretti & Harris

Ungaretti & Harris


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